Exhibit 99.1

Date

Name

Address

City, State Zip

Dear Mr. ______:

I would like to personally thank you for investing in our renewable note offering. The notes will be an important part of our capital structure as we grow into the future. I appreciate your support.

Enclosed is my business card and that of Wiley Sharp, TCP’s Chief Financial Officer. Please feel free to call either of us whenever you have a question about our company. We are at your service.

Our current interest rate supplement is also enclosed. As you can see we are offering some attractive rates through May 31. However, I am extending a special Founder’s Offer to our larger existing investors who purchase additional notes with terms of 1 -10 years between now and May 31, 2013.

My Founder’s Offer has two facets:

•	Twin Cities Power will pay you 1% of the principal amount of any new notes with terms of one year or more that you purchase between now and May 31, 2013. For example, if you invest $10,000 in a 1 -10 year note we will deposit $100 into your bank account. If you invest $100,000 in a 1 -10 year note, we will deposit $1,000 into your account. This cash bonus will increase the first year yield of your new investment by 100 basis points (1%).

•	If you invest enough money between now and May 31, 2013 to double your note holdings as of March 31, 2013, Twin Cities Power will also pay you 1% of the principal amount of your existing notes regardless of their terms. In other words, if you currently own a $10,000 note and purchase another $10,000 note with a 1 -10 year term, we will deposit $200 into your bank account - $100 for the new note as described above and $100 for the existing note. If you own a $100,000 note and purchase another $100,000 note with a 1 -10 year term, we will deposit $2,000 into your bank account. This cash bonus will increase the yield of all your note investments this year by 100 basis points (1%).

Your new investments must be postmarked on or before May 31, 2013 to qualify for my Founder’s offer. The new notes purchased during this period must have initial terms to maturity of one to ten years. Only notes that were outstanding on March 31, 2013 and are still outstanding on the day you double your investment will be eligible for the second 1% bonus.

You will soon receive your quarterly statement listing your outstanding investments as of March 31, 2013. However, if you would like to confirm the total principal amount of your current notes before then, please call TCP Investor Services at 888-955-3385. Otherwise, feel free to call me or Wiley if you have any questions about our company.

Thanks again for your current investments. I look forward to a long and mutually prosperous relationship with you.

Very truly yours,

Timothy Krieger

Founder, Twin Cities Power Holdings, LLC